Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements (No. 333‑197513, No. 333-177492, No. 333-170591, and No. 333-221496) on Form S-3 and (No. 333-216440, No. 333-209939, No. 333-202529, No. 333-194520, No. 333-187355, No. 333-180046, No. 333-174283, No. 333-167360, and No. 333-162785) on Form S-8 of Cowen Inc. of our report dated March 6, 2018, with respect to the consolidated statement of financial condition of Cowen Inc. and subsidiaries as of December 31, 2017, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for the year ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 Form 10‑K of Cowen Inc.

/s/ KPMG
New York, New York
March 6, 2018